Exhibit 10.3

            Standard Form of Agreement Between Owner and Architect
                   With Standard Form of Architect's Services

This Agreement is derived from:

                            AIA Document B141 - 1997
                        1997 Edition - Electronic Format

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAYBE MADE BY USING AIA DOCUMENT D401

Copyright 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970,
1974, 1977, 1987 C1997 by The American Institute of Architects Reproduction of the material herein or substantial quotation of it's provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

TABLE OF ARTICLES

1.1 INITIAL INFORMATION

1.2 RESPONSIBILITIES OF THE PARTIES

1.3 TERMS AND CONDITIONS

1.4 SCOPE OF SERVICES AND OTHER SPECIAL TERMS AND CONDITIONS

1.5 COMPENSATION

AGREEMENT made as of the 31st day of January in the year 2000 in words, indicate day, month and, year)

BETWEEN the Architect's client identified as the Owner:
(Name, address and other information)

Windsor Woodmont. LLC
2231 Valdina Street
Dallas Texas 75207
Attention: Daniel Robinowitz

and the Architect:
(Name, address and other information)

Paul Steelman, Ltd.
3330 West Desert Inn Road
Las Vegas, NV 89102

For the following Project:
(Include detailed description of Project)

Architect's Project #99180 - Black Hawk Casino by Hyatt. The project is generally defined as a casino which shall include without limitation (i) an approximately 50,000 square foot casino facility, (ii) various food and beverage and entertainment amenities including one Food Court, one Buffet area. and one Gourmet Restaurant, and (iii) an approximately 400,000 square foot parking garage building capable of holding approximately 800 passenger vehicles. and approximately 60,000 square feet of which will be utilized for back-of-house facilities.

The Owner and Architect agree as follows.



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ARTICLE 1.1 INITIAL INFORMATION

1.1.1 This Agreement is based on the following information and assumptions. (Note the disposition for the following items by inserting the requested information or a statement such as "not applicable. * unknown at time or "to be determined later by mutual agreement)

Architect's Scope of Work includes Architecture, Interior Design, Lighting and Graphics Design, which includes Structural Engineering for the Casino Building and garage building (except for pre-cast concrete elements in the garage building), exterior design of the parking garage and Kitchen,/Food Service, consulting services for the Project, all as more particularly described in Paragraph 2.8.3

1.1.2    PROJECT PARAMETERS

1.1.2.1       The objective or use is:
(identify or describe if appropriate proposed use or goals.)
Casino/Entertainment facility

1.1.2.2 The physical parameters are:
(identify or describe if appropriate site, location, dimensions, or other pertinent information, such as geotechnical reports about the site.)
The project is located in the City of Black Hawk, Gilpin County, State of Colorado and is legally described on Exhibit A attached hereto, and consists of,
(i) an approximately 50.000 square foot casino facility, (ii) various food and beverage and entertainment amenities including one Food Court, one Buffet area, and one Gourmet Restaurant. and (iii) an approximately 400,000 square foot parking garage building capable of holding approximately 800 passenger vehicles. and approximately 60,000 square feet of which will be utilized for back-of-house facilities

1.1.2.3 The Owner's Program is:
(identify pertinent legal information, including, if appropriate, land surveys and legal descriptions and restrictions of the site.)
The program has been previously supplied. The layout of the master plan is currently being revised jointly by the Architect and the Owner.

1.1.2.4 The legal parameters are:
(Identify, documentation or state the manner in which the program will be developed.)
This Agreement shall be interpreted and governed according to the laws of the State of Colorado. in which the Project is located

1.1.2.5 The financial parameters are as follows.

Not Applicable

1.1.2.6 The time parameters are:
(Identify. if appropriate milestone dates, durations or fast track scheduling.) set forth in Exhibit D attached hereto

1.1.2.7 The proposed procurement or delivery method for the Project is:
(Identify, method such as competitive bid, negotiated contract or construction management.)

Not Applicable

1.1.2.8 Other parameters are:
(identify special characteristics or needs of the Project such as energy, environmental or historic preservation requirements.)
No others at time of execution



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1.1.3    PROJECT TEAM

1.1.3.1 The Owner's Designated Representative is:
(List name, address and other information)

Timothy Rose
Windsor Woodmont. LLC
8117 Golfer's Oasis
Las Vegas. NV 89149
(702) 396-4764

1.1.3.2 The persons or entities, in addition to the Owner's Designated Representative who are at Owner's option required to review the Architect's submittals to the Owner are:
(List name. address and other information)

Building Sciences. Inc.
8150 North Central Expressway
Suite 1100
Dallas, Texas 75206
(214) 369-7474
Attention: Ray Wood

1.1.3.3 The Owner's other consultants and contractors are:
(List disciplines and if known identify, them by name and address)

PCL Construction (General Contractor)
2000 South Colorado Boulevard
Tower 2, Suite 2-500
Denver, CO 80222
(303) 565-6501
Attention: Mike Gattenbein

D. H. Blattner Construction (Excavation Contractor)
16733 CO Road
P.O. Box 37
Avon, MN 56310
(320) 356-7351
Attention: Mark Widman

1.1.3.4 The Architect's Designated Representative is:
(List name, address and other information.)

Paul Steelman
Ron Davison
Steve Anderson
Paul Steelman, Ltd.
3330 West Desert Inn Road
Las Vegas, NV 89102
(702) 873-0221

1.1.3.5 The consultants retained at the Architect's expense are:
(List discipline and if known, identify them by name and address.)

Martin & Peltyn (Structural)
1909 South Hones Boulevard
Suite A
Las Vegas, NV 89146
(702) 248-7000



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Abrams & Tanaka Associates
3214 Nebraska Avenue
Santa Monica, CA 90404
Attention: Ryan Nevins

1.1.4    Other important initial information is:
No other information required at time of execution

1.1.5 When the services under this Agreement include contract administration services, the General Conditions of the Contract for Construction shall be the edition of AIA Document A201 current as of the date of this Agreement. The Owner's agreements with the General Contractor and the Excavation Contractor utilize modified forms of the AIA Document A201, and the Owner shall provide copies of those agreements to the Architect.

1.1.6 The information contained in this Article 1. 1 may be reasonably relied upon by the Owner and Architect in determining the Architect's compensation. Both parties however recognize that such information may change and in that event the Owner and the Architect shall negotiate appropriate adjustments in schedule compensation and Change in Services in accordance with Paragraph 1.13.

ARTICLE 1.2 RESPONSIBILITIES OF THE PARTIES

1.2.1 The Owner and the Architect shall cooperate with one another to fulfill their respective obligations under this Agreement. Both parties shall endeavor to maintain good working relationships among all members of the Project team.

1.2.2 OWNER

1.2.2.1 Unless otherwise provided under this Agreement the Owner shall provide full information in a timely manner regarding requirements for and limitations on the Project. The Owner shall furnish to the Architect, within 15 days after receipt of a written request, information necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.

1.2.2.2 The Owner shall periodically update the budget for the Project, including that portion allocated for the Cost of the Work. The Owner shall not significantly increase or decrease the overall budget, the portion of the budget allocated for the Cost of the Work, or contingencies included in the overall budget or a portion of the budget without the agreement of the Architect to a corresponding change in the Project scope and quality.

1.2.2.3 The Owner's Designated Representative identified in Paragraph 1. 1.3.4 shall be authorized to act on the Owner's behalf with respect to the Project. The Owner or the Owner's Designated Representative shall render decisions in a timely mariner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect's services.

1.2.2.4 The Owner shall furnish the services of consultants other than those designated in Paragraph 1.1.3 or authorize the Architect to furnish them as a Change in Services when such services are requested by the Architect and are reasonably required by the scope of the Project. The Owner's services are more particularly set forth in Paragraph 2.8.3.

1.2.2.5 Unless otherwise provided in this Agreement the Owner shall furnish tests, inspections and reports required by law or the Contract Documents, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

1.2.2.6 The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner's needs and interests.

1.2.2.7 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including any errors, omissions or inconsistencies in the Architect's Instruments of Service.

1.2.3     ARCHITECT

1.2.3.1 The services performed by the Architect, Architect's employees and Architect's consultants shall be as enumerated in Article 1.4.



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1.2.3.2 The Architect's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project. Attached to this Agreement as Exhibit D is a schedule for the performance of the Architect's services. This schedule shall include allowances for periods of time required for the Owner's review, for the performance of the Owner's consultants. and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause. be exceeded by the Architect or Owner.

1.2.3.3 The Architect's Designated Representative identified in Paragraph 1.
1.3.4 shall be authorized to act on the Architect's behalf with respect to the Project.

1.2.3.4 The Architect shall maintain the confidentiality of information specifically designated as confidential by the Owner unless withholding such information would violate the law, create the risk of significant harm to the public or prevent the Architect from establishing a claim or defense in an adjudicatory proceeding. The Architect shall require of the Architect's consultants similar agreements to maintain the confidentiality of information specifically designated as confidential by the Owner.

1.2.3.5 Except with the Owner's knowledge and consent, the Architect shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Architect's professional judgment with respect to this Project.

1.2.3.6 The Architect review laws, codes, and regulations applicable to the Architect's services. The Architect shall respond in the design of the Project to requirements imposed by governmental authorities having jurisdiction over the Project. The Architect covenants and agrees that ail architectural and engineering services provided hereunder shall be performed by, or under the direction of, architects and engineers licensed to practice under the laws of the State of Colorado, and that the Architect shall comply with all architectural and engineering licensing requirements of such State.

1.2.3.7 The Architect shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner. The Architect shall provide prompt written notice to the Owner if the Architect becomes aware of any errors, omissions or inconsistencies in such services or information.

1.1.3.8 The Architect shall be responsible for the coordination of all drawings and design documents relating to the Architect's design and used on the Project, regardless of whether such, drawings and documents are prepared or performed by Architect or by Architect's consultants. The Architect shall coordinate such drawings and design documents with those provided by the Owner and the Owner's consultants, provided, however, the Architect shall not be responsible for any errors or omissions in such documents not provided by the Architect or Architect's consultants.

ARTICLE 1.3 TERMS AND CONDITIONS

1.3.1    COST OF THE WORK

1.3.1.1 The Cost of the Work shall be the total cost or. to the extent the Project is not completed, the estimated cost to the Owner of all elements of the Project designed or specified by the Architect, and such items as are designed by the Owner.

1.3.1.2 The Cost of the Work shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, including the costs of management or supervision of construction or installation provided by a separate construction manager or contractor, plus a reasonable allowance for their overhead and profit. In addition. a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work.

1.3.1.3 The Cost of the Work does not include the compensation of the Architect and the Architect's consultants, the costs of the land, rights-of-way and financing or other costs that are the responsibility of the Owner.

1.3.2  INSTRUMENTS OF SERVICE

1.3.2.1 Drawings, specifications and other documents. including those in electronic form, prepared by the Architect and the Architect's consultants are Instruments of Service for use solely with respect to this Project. The Architect and the Architect's consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights. Notwithstanding the foregoing, upon its payment of the Architect's compensation under this Agreement, the Owner shall have the right to use the Instruments of Service as necessary in connection with any subsequent repairs of, or modifications to, the Project.



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Insert D: In the event of any use, reuse, or modification of the Architect's
Drawings, Specifications, or other documents prepared by the Architect except as permitted under the terms of this Agreement, whether such use, reuse, or modification is made by he Owner, the Owner's employees, agents, consultants, contractors or any third party over which the Owner has a contractual relationship or can exercise effective control, the Owner agrees to defend, indemnify and hold harmless the Architect, its officers, directors, and employees from and against any claims, suits, demands, losses, and expenses, including fees accruing or resulting to any and all persons, firms, or any other legal entity, on account of any damage or loss to attorneys property or persons, including death, arising out of such unauthorized use, reuse, or modification.

1.3.2.2 Upon execution of this Agreement, the Architect grants to the Owner a nonexclusive license to reproduce the Architect's Instruments of Service solely for purposes of constructing, using, and maintaining the Project, provided that the Owner shall comply with all obligations, including prompt payment of all sums when due, under this Agreement. The Architect shall obtain similar nonexclusive licenses from the Architect's consultants consistent with this Agreement. Any termination of this Agreement prior to completion of the Project shall terminate this license. Upon such termination. the Owner shall refrain from making further reproductions of Instruments of Service and shall return to the Architect within seven days of termination all originals and reproductions in the Owner's possession or control. If and upon the date the Architect is adjudged in default of this Agreement, the foregoing license shall be deemed terminated and replaced by a second, nonexclusive license permitting the Owner to authorize other similarly credentialed design professionals to reproduce and, where permitted by law, to make changes, corrections or additions to the Instruments of Service solely for purposes of completing, using and maintaining the Project.

1.3.2.3 Except for the licenses granted in Subparagraph 1.3.2.2. no other license or right shall be deemed granted or implied under this Agreement. The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another parry without the prior written agreement of the Architect. However. the Owner shall be permitted to authorize the Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers to reproduce applicable portions of the Instruments of Service appropriate to and for use in their execution of the Work by license granted in Subparagraph 1.3.2.2. Submission or distribution of Instruments of Service to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved fights of the Architect and the Architect's consultants. The Owner shall not use the Instruments of Service for future additions or alterations to this Project or for other projects. unless the Owner obtains the prior written agreement of the Architect and the Architect's consultants. Any unauthorized use of the Instruments of Service shall be at the Owner's sole risk and without liability to the Architect and the Architect's consultants.

1.3.2.4

Insert E: 1.3.2.4 In order to facilitate the design and coordination of the Project with the design consultants, the Architect will provide plan drawings and/or other data on electronic media in an AutoCAD format subject to the following conditions:

The Architect's Instruments of Service hereunder are the printed hard copy drawings and specifications issued for the Project whereas electronic media, including CADD files, are tools for their preparation. In all events, the printed hard copies shall take precedence over the electronic media.

The Architect retains ownership of the printed hard copy drawings and specifications and the electronic media. The Owner is granted a license for their use, but only in the operation and maintenance of the Project or as otherwise set forth in this Agreement. Use of these materials for the modification or extension or expansion of this Project or on any other Project, unless under the direction and permission of the Architect, is prohibited. Any unauthorized use of the electronic media and/or data shall be at the Owner's sole risk and without liability to the Architect and the Architect's consultants.

Because the data stored in electronic media form can be altered, either intentionally or unintentionally, by transcription, machine error, environmental factors or by an operator, the Owner agrees to indemnify, defend and hold the Architect and its officers, employees and the Architects' consultants harmless from and against any and all claims, liabilities, damages, losses and costs, including but not limited to costs of defense arising out of any changes to or modification of the data in electronic media form, provided, however that such indemnification shall not extend to any such changes or modifications made by the Architect and its officers and employees and the consultants.

1.3.3    CHANGE IN SERVICES

1.3.3.1 Change in Services of the Architect, including services required of the Architect's consultants, maybe accomplished after execution of this Agreement, without invalidating the Agreement, if mutually agreed in writing, if required by circumstances beyond the Architect's control, or if the Architect's services are affected by any of the circumstances described in Article 3.3. In the absence of mutual agreement in writing, the Architect shall notify the owner prior to providing such services. If the Owner deems that all or a part of such


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Change in Services is not required. the Owner shall give prompt written notice to the Architect. and the Architect shall have no obligation to provide those services. Except for a change due to the fault of the Architect. Change in Services of the Architect shall entitle the Architect to an adjustment in compensation pursuant to Paragraph 1.5.2. and to any Reimbursable Expenses described in Subparagraph 1.3-9.2 and Paragraph 1.5,

1.3.4  MEDIATION

1.3.4.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either parry. If such matter relates to or is the subject of a lien arising out of the Architect's services. the Architect may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by arbitration.

1.3.4.2 The Owner and Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which. unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other parry to this Agreement and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation, unless stayed for a longer period by agreement of the parties or court order.

1.3.4.3 The parties shall share the mediator's fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof

1.3.5 ARBITRATION

1.3.6 Any claim. dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with Paragraph 1.3.4.

1.3.6.1 Claims, disputes and other matters in question between the parties that are not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. The demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

1.3.6.2 A demand for arbitration shall be made within a reasonable time after the claim. dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

1.3.6.3 No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, an additional person or entity not a parry to this Agreement, except by written consent containing a specific reference to this Agreement and signed by the Owner, Architect, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

1.3.6.4 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

1.3.7 CLAIMS FOR CONSEQUENTIAL DAMAGES

The Architect and the Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination in accordance with Paragraph 1.3.9. The foregoing provisions shall not affect either of the parties' entitlements to insurance coverage provided in connection with the Project.

1-3.8 MISCELLANEOUS PROVISIONS

1.3.8.1 This Agreement shall be governed by the law of the State in which the Project is located.



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1.3.8.2 Terms in this Agreement shall have the same meaning as those in the edition of AIA Document A201. General Conditions of the Contract for Construction, current as of the date of this Agreement.

1.3.8.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion. In no event shall such statutes of limitations commence to run any later than the date when the Architect's services are substantially completed.

1.3.8.4 To the extent damages are covered by property insurance during construction, the Owner and the Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages. except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A20 1. General Conditions of the Contract for Construction. current as of the date of this Agreement. The Owner or the Architect, as appropriate, shall require of the contractors, consultants. agents and employees of any of them similar waivers in favor of the other parties enumerated herein.

1.3.8.5 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

1.3.8.6 Unless otherwise provided in this Agreement, the Architect and Architect's consultants shall have no responsibility for the discovery. presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

1.3.8.7 The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect's promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However. the Architect's materials shall not include the Owner's confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner's promotional materials for the Project.

1.3.8.8 If the Owner requests the Architect to execute certificates. the proposed language of such certificates shall be submitted to the Architect for review at least 14 days prior to the requested dates of execution. The Architect shall not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of this Agreement.

1.3.8.9 The Owner and Architect, respectively, bind themselves. their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to ail covenants of this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner or Affiliate may assign this Agreement to an institutional lender providing financing for the Project, or to an Affiliate of the Owner. In such event, the lender shall assume the Owner's rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment. For the purposes of this Agreement, "Affiliate" means any person or entity which is controlled by, controls or is under common control with, the Owner.

1.3.8.10 If either party hereto shall commence any action against the other party hereto because of any breach or default under this Agreement, the prevailing party shall be entitled to payment from the nonprevailing party of reasonable attorneys' fees and accountants' fees, in addition to any disbursements.

1.3.8.11 Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that (i) Owner shall have the right, upon the closing of the financing for the Project, to assign and pledge all of the Owner's right, title and interest in and to this Agreement, together with the Instruments of Service and license granted to Owner herein, to the trustee (the "Trustee") of those certain lenders providing financing for the Project pursuant to a Collateral Assignment agreement (the "Collateral Agreement") between the Owner and the Trustee, (ii) the Collateral Agreement shall provide, inter alia, that the Architect shall provide written notice to the Trustee of any default by the Owner under this Agreement concurrently with the delivery of any notice of default to the Owner, and that the Trustee shall have the right (but not the obligation) to cure any default by the Owner within a reasonable period of time after such default by the Owner, in which case the Architect shall accept such cure by the Trustee and not terminate the Agreement for such default, and (iii) the Architect shall consent to such Collateral Agreement in writing in such form reasonably requested by the Trustee.



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1.3.10.2 Reimbursable Expenses are in addition to compensation for the
Architect's services and include expenses incurred by the Architect and Architect's employees and consultants directly related to the Project, as identified in the following Clauses:

     .1 transportation in connection with the Project, authorized out-of-town travel and subsistence, and electronic communications,

     .2 fees paid for securing approval of authorities having jurisdiction over the Project:

     .3 reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service,

     .4 expense of overtime work requiring higher than regular rates if authorized in advance by the Owner:

     .5 renderings. models and mock-ups requested by the Owner;

     .6 expense of professional liability insurance dedicated exclusively to this Project or the expense of additional insurance coverage or limits requested by the Owner in excess of that set forth in this Agreement:

     .7 reimbursable expenses as designated in Paragraph 1.5;

     .8 other similar direct Project-related expenditures.

     .9 In the event on-site representation, in addition to the on-site representation set forth in Exhibit F. is required, all travel, lodging, rental cars, meals and incidental expenses will be reimbursed by Owner.

1.3.10.3 Records of Reimbursable Expenses. of expenses pertaining to a Change in Services, and of services performed on the basis of hourly rates or a multiple of Direct Personnel Expense shall be available to the Owner or the Owner's authorized representative at mutually convenient times.

1.3.10.4 Direct Personnel Expense is defined as the direct salaries of the Architect's personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

ARTICLE 1.4 SCOPE OF SERVICES AND OTHER SPECIAL TERMS AND CONDITIONS

1.4.1 Enumeration of Parts of the Agreement. This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect. This Agreement comprises the documents listed below.

1.4.1.1 Standard Form of Agreement Between Owner and Architect. AIA Document B141-1997.

1.4.1.2 Standard Form of Architect's Services: Design and Contract Administration, AIA Document B141-1997, or as follows:
(List other documents, if any, delineating Architect's scope of services.)

1.4.1.3 Other documents as follows:
(List other documents, if any forming part of the Agreement)

Exhibit A -  Legal Description
Exhibit B -  Architect's Professional Rates
Exhibit C -  Financial  Parameters
Exhibit D -  Schedule  for  Performance
Exhibit E -  Schedule of Values for  Performance
Exhibit F -  On-Site  Representation  by the Architect
Exhibit G -  Responsibility Matrix

1.4.2 Special Terms and Conditions. Special terms and conditions that modify this Agreement are as follows:
None.



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ARTICLE 1.5 COMPENSATION

1.5.1 For the Architect's services as described under Article 1.4. compensation shall be computed as follows: Two Million Dollars ($2,000,000.00), of which the Initial Installment (defined below) of Five Hundred Thousand Dollars ($500,000.00) shall be paid as set forth in Subparagraph 1.5.7. and the balance of One Million Five Hundred Thousand Dollars ($1,500,000.00) shall be invoiced and paid monthly on a percentage of completion basis. pursuant to the schedule of values set forth in Exhibit E. The parties hereto acknowledge that a portion of the $ 1,500,000.00 sum, in the amount of Two Hundred Thousand Dollars $200,000.00) (the "Reimbursable Expense Allocation"), is specifically allocated for the purpose of reimbursing the Architect for the Reimbursable Expenses due under the terms of this Agreement.

1.5.2 If the services of the Architect are changed as described in Subparagraph
1.3.3.1 and Subparagraph 3.3. the Architect's compensation shall be adjusted. Such adjustment shall be calculated as described below or, if no method of adjustment is indicated in this Paragraph 1.5.2. in an equitable manner.
(Insert basis of compensation, including rates and multiples of Direct Personnel Expense for Principals and employees, and identify Principals and classify employees, if required. Identify specific services to which particular methods of compensation apply.)

1.5.3 For a Change in Services of the Architect's consultants, compensation shall be computed as a multiple of one (1) times the amounts billed to the Architect for such services.

1.5,4 For Reimbursable Expenses as described in Subparagraph 1.3.10.2. and any other items included in Paragraph 1.5 as Reimbursable Expenses, the compensation shall be computed as a multiple of one (1) times the expenses incurred by the Architect, and the Architect's employees and consultants. Notwithstanding anything to the contrary contained in this Agreement, the Architect understands and agrees that the payments by the Owner to the Architect for Reimbursable Expenses incurred by the Architect in its performance of the Basic Services shall not exceed in the aggregate the Reimbursable Expense Allocation without written authorization from the Owner it being expressly agreed by the parties hereto that any Reimbursable Expenses incurred by the Architect in performing the Basic Services which are in excess of such maximum amount without written authorization from the Owner shall be borne by the Architect without reimbursement by the Owner.

1.5.5 Payments on account of the Architect's Additional Services and for Reimbursable Expenses shall be made within 30 days following monthly submittals of the Architect's statement of services rendered or expenses incurred, and supporting documentation reasonably required by the Owner, including, without limitation. the documentation specified in Paragraph 1.5.7. The Architect shall present each month a statement of additional services rendered and reimbursable expenses incurred for the preceding month.

1.5.6 The rates and multiples for services of the Architect and the Architect's consultants as set forth in this Agreement shall be adjusted in accordance with their normal salary review practices.

1.5.7 An initial payment of Five Hundred Thousand Dollars ($500,000.00) (the "Initial Installment") shall be made upon funding of the Project from the proceeds of the construction loan being obtained in connection with this Project to compensate the Architect for the fair value of the services rendered by the Architect as of the date of this Agreement. The Owner acknowledges such initial payment shall be applied to outstanding consultant invoices arising for services rendered on the Project before it was suspended.

1.5.8 Payments are due and payable thirty (30) days from the date of the Architect's invoice. Amounts unpaid forty five (45) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the location of the Project. (Insert rate of interest agreed upon.) One and one-fourth percent (1-1/4%) monthly.

(Usary laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Architects principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosurers or waivers.)

1.5.9 If the services covered by this Agreement have not been completed within the later of (i) twenty (20) months of the date hereof, or (ii) within sixty
(60) days of the Contractor achieving Substantial Completion, through no fault of the Architect, extension of the Architect's services beyond that time shall be compensated as provided in Paragraph 1.5.2.

This Agreement entered into as of the day and year first written above.

0WNER

WINDSOR WOODMONT, LLC

A Colorado limited liability company

By:  /s/  Daniel P. Robinowitz
   ------------------------------------
          Daniel P. Robinowitz, Manager


ARCHITECT

PAUL STEELMAN, LTD.

A Nevada professional corporation

By:  /s/  Paul C. Steelman
   ----------------------------------
          Paul C. Steelman, President

                     Standard Form of Architect's Services:
                       Design and Contract Administration

                            AIA Document 13141 - 1997
                        1997 Edition - Electronic Format

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED ALA DOCUMENT MAY BE MADE BY USING ALA DOCUMENT D40 L

Copyright 1917, 1926, 1948, 1951, 1953, 1958, 1961, 1963, 1966, 1967, 1970,
1974, 1977, 1987, C1997 by The American Institute of Architects Reproduction of the material herein or substantial quotation of its provisions without written permission of the ALA violates the copyright laws of the United States and will subject the violator to legal prosecution


TABLE OF ARTICLES

2.1 PROJECT ADMINISTRATION SERVICES

2.2 SUPPORTING SERVICES

2.3 EVALUATION AND PLANNING SERVICES

2.4 DESIGN SERVICES

2.5 CONSTRUCTION PROCUREMENT SERVICES

2.6 CONTRACT ADMINISTRATION SERVICES

2.7 FACILITY OPERATION SERVICES

2.8 SCHEDULE OF SERVICES

2.9 MODIFICATIONS

ARTICLE 3 ADDITIONAL SERVICES

ARTICLE 4 INTENTIONALLY OMITTED

ARTICLE 5 INDEMNIFICATION AND INSURANCE

Architect's Project #99180

ARTICLE 2.1 PROJECT ADMINISTRATION SERVICES

2.1.1 The Architect shall manage the Architect's services and administer the Project. The Architect shall consult with the Owner, research applicable design criteria, attend Project meetings, communicate with members of the Project team and issue progress reports. The Architect shall coordinate the services provided by the Architect and the Architect's consultants with those services provided by the Owner and the Owner's consultants.

2.1.2 When Project requirements have been sufficiently identified, the Architect shall prepare, and periodically update, a Project schedule that shall identify milestone dates for decisions required of the Owner, design services furnished by the Architect, completion of documentation provided by the Architect, commencement of construction and Substantial Completion of the Work.

2.1.3 The Architect shall consider the value of alternative materials, building systems and equipment, together with other considerations based on program, budget and aesthetics in developing the design for the Project.

2.1.4 Upon request of the Owner, the Architect shall make a presentation to explain the design of the Project to representatives of the Owner.

2.1.5 The Architect shall submit design documents to the Owner at intervals appropriate to the design process for purposes of evaluation and approval by the Owner. The Architect shall be entitled to rely on approvals received from the Owner in the further development of the design.

2.1.6 The Architect shall assist the Owner in connection with the Owner's responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

2.1.7    EVALUATION OF BUDGET AND COST OF THE WORK

2.1.7.1 When the Project requirements have been sufficiently identified, the Architect shall prepare a preliminary estimate of the Cost of the Work. This estimate may be based on current area, volume or similar conceptual estimating techniques. As the design process progresses through the end of the preparation of the Construction Documents, the Architect shall update and refine the preliminary estimate of the Cost of the Work. The Architect shall advise the Owner of any adjustments to previous estimates of the Cost of the Work indicated by changes in Project requirements or general market conditions. If at any time the Architect's estimate of the Cost of the Work exceeds the Owner's budget, the Architect shall make appropriate recommendations to the Owner to adjust the Project's size, quality or budget, and the Owner shall cooperate with the Architect in making such adjustments.

2.1.7.2 Evaluations of the Owner's budget for the Project, the preliminary estimate of the Cost of the Work and updated estimates of the Cost of the Work prepared by the Architect represent the Architect's judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractor's methods of determining bid prices, or over competitive bidding, Market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner's budget for the Project or from any estimate of the Cost of the Work or evaluation prepared or agreed to by the Architect.

2.1.7.3 In preparing estimates of the Cost of the Work. the Architect shall be permitted to include contingencies for design and price escalation; to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents; to make reasonable adjustments in the scope of the Project and to include in the Contract Documents alternate bids as may be necessary to adjust the estimated Cost of the Work to meet the Owner's budget for the Cost of the Work. If an increase in the Contract Sum occurTina after execution of the Contract between the Owner and the Contractor causes the budget for the Cost of the Work to be exceeded. that budget shall be increased accordingly.

2.1.7.4    Intentionally Omitted

2.1.7.5    Intentionally Omitted

2.1.7.6    Intentionally Omitted

ARTICLE 2.2 SUPPORTING SERVICES

2.2.1 Unless specifically designated in Paragraph 2.8.3. the services in this
Article 2.2 shall be provided by the Owner or the Owner's consultants and contractors if, and to the extent, necessary for the construction of the Project.

2.2.1.1 The Owner shall furnish a program setting forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, special equipment, systems and site requirements.

2.2.1.2 The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees, and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

2.2.1.3 The Owner shall fumish services of geotechnical engineers which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazadous materials, around corrosion tests and sensitivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.

ARTICLE 2.3 EVALUATION AND PLANNING SERVICES

2.3.1 The Architect shall provide a preliminary evaluation of the information furnished by the Owner under this Agreement, including the Owner's program and schedule requirements and budget for the Cost of the Work, each in terms of the other. The Architect shall review such information to ascertain that it is consistent with the requirements of the Project and shall notify the Owner of anv other information or consultant services that may be reasonably needed for the Project.

2.3.2 The Architect shall provide a preliminary evaluation of the Owner's site for the Project based on the information provided by the Owner of site conditions, and the Owner's program, schedule and budget for the Cost of the Work.

2.3.3 Intentionally Omitted

ARTICLE 2.4 DESIGN SERVICES

2.4.1 The Architect's design services shall include those services set forth in Paragraph 2.8.3.

2.4.2    SCHEMATIC DESIGN DOCUMENTS

2.4.2.1 The Architect shall provide Schematic Design Documents based on the mutually agreed-upon program, schedule, and budget for the Cost of the Work. The documents shall establish the conceptual design of the Project illustrating the scale and relationship of the Project components. The Schematic Design Documents shall include a conceptual site plan, if appropriate, and preliminary building plans, sections and elevations. At the Architect's option, the Schematic Design Documents may include study models, perspective sketches, electronic modeling or combinations of these media. Preliminary selections of major building systems and construction materials shall be noted on the drawings or described in writing.

2.4.3    DESIGN DEVELOPMENT DOCUMENTS

2.4.3.1 The Architect shall provide Design Development Documents based on the approved Schematic Design Documents and updated budget for the Cost of the Work. The Design Development Documents shall illustrate and describe the refinement of the design of the Project, establishing the scope, relationships, forms, size and appearance of the Project by means of plans, sections and elevations, typical construction details, and equipment layouts. The Design Development Documents shall include specifications that identify major materials and systems and establish in general their quality levels.

2.4.4    CONSTRUCTION DOCUMENTS

2.4.4.1 The Architect shall provide Construction Documents based on the approved Design Development Documents and updated budget for the Cost of the Work. The Construction Documents shall set forth in detail the requirements for constructionof the Project. The Construction Documents shall include Drawings and Specifications that establish in detail the quality levels of materials and systems required for the Project.

2.4.4.2 Construction drawings and specifications, or other construction documents or construction contract documents submitted by the Architect to the Owner for approval or to any contractors for bidding or negotiation, shall be complete and in compliance with, and accurately reflect, all applicable codes, ordinances, statutes, regulations and laws.

ARTICLE 2.5 CONSTRUCTION PROCUREMENT SERVICES

Intentionally Omitted

ARTICLE 2.6 CONTRACT ADMINISTRATION SERVICES

2.6.1    GENERAL ADMINISTRATION

2.6.1.1 The Architect shall provide administration of the Contract between the Owner and the Contractor as set forth below and inthe edition of AIA Document A201. General Conditions of the Contract for Construction. current as of the date of this Agreement. Modifications made to the General Conditions, when adopted as part of the Contract Documents, shall be enforceable under this Agreement only to the extent that they are consistent with this Agreement.

2.6.1.2 The Architect's responsibility to provide the Contract Administration Services under this Agreement commences with the award of the initial Contract for Construction and terminates at the issuance to the Owner of the final Certificate for Payment. However, the Architect shall be entitled to a Change in Services in accordance with Paragraph 2.8.2 when Contract Administration Services extend 60 days after the date of Substantial Completion of the Work.

2.6.1.3 The Architect shall be a representative of and shall advise and consult with the Owner during the provision of the Contract Administration Services. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written amendment.

2.6.1.4 Duties, responsibilities and limitations of authority of the Architect under this Article 2.6 shall not be restricted, modified or extended without written agreement of the Owner and Architect with consent of the Contractor, which consent will not be unreasonably withheld.

2.6.1.5 The Architect shall review properly prepared. timely requests by the Contractor for additional information about the Contract Documents. A properly prepared request for additional information about the Contract Documents shall be in a form prepared or approved by the Architect and shall include a detailed written statement that indicates the specific Drawings or Specifications in need of clarification and the nature of the clarification requested.

2.6.1.6 If deemed appropriate by the Architect, the Architect shall on the Owner's behalf prepare, reproduce and distribute supplemental Drawings and Specifications in response to requests for information by the Contractor.

2.6.1.7 The Architect shall interpret and decide matters concerning performance of the Owner and Contractor under. and requirementsof. the Contract Documents on written request of either the Owner or Contractor. The Architect's response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.

2.6.1.8 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and initial decisions. the Architect shall endeavor to secure faithful performance bv both Owner and Contractor. shall not show partiality to either, and shall not be liable for the results of interpretations or decisions so rendered in good faith.

2.6.1.9 The Architect shall render initial decisions on claims. disputes or other matters in question between the Owner and Contractor as provided in the Contract Documents. However, the Architect's decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.

2.6.2    EVALUATIONS OF THE WORK

2.6.2.1 The Architect, as a representative of the Owner, shall visit the site at intervals appropriate to the stage of the Contractor's operations, or as otherwise agreed by the Owner and the Architect in Exhibit F, (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on site inspections to check the quality or quantity of the Work. The Architect shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection solely the Contractor's rights and responsibilities under the Contract Documents.

2.6.2.2 The Architect shall report to the Owner known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor. However, the Architect shall not be responsible for the Contractor's failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect's ne2li!zent acts or omissions, but shall not have control over or charee of and shall not be responsible for acts or omissions ofthe Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.

2.6.2.3 The Architect shall at all times have access to the Work wherever it is in preparation or progress.

2.6.2.4 Except as otherwise provided in this Agreement or when direct communications have been specially authorized, the Owner shall endeavor to communicate with the Contractor through the Architect about matters arising out of or relating to the Contract Documents. Communications by and with the Architect's consultants shall be through the Architect.

2.6.5.2 The Architect shall review properly prepared, timely reaquests by the Owner for changes in the Work, including adiustments to the Contract Sum or Contract Time. A properly prepared request for a change in the Work shall be accompanied by sufficient supporting data and information to permit the Architect to make a reasonable determination without extensive investigation or preparation of additional drawings or specifications. If the Architect determines that requested changes in the Work are not materially different from the requirements of the Contract Documents, the Architect may issue an order for a minor change in the Work or recommend to the Owner that the requested change be denied.

2.6.5.3 If the Architect determines that implementation of the requested changes would result in a material change to the Contract thatmay cause an adjustment in the Contract Time or Contract Sum, the Architect shall make a recommendation to the Owner, who may authorize further investiaation of such change. Upon such authorization, and based upon information furnished by the Contractor, if any, the Architect shall estimate the additional cost and time that might result from such change, including any additional costs attributable to a Change in Services of the Architect. With the Owner's approval, the Architect shall incorporate those estimates into a Chanae Order or other appropriate documentation for the Owner's execution or negotiation with the Contractor.

2.6.5.4  The Architect shall maintain records relative to changes in the Work.

2.6.6    PROJECT COMPLETION

2.6.6.1 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion. shall receive from the Contractor and forward to the Owner, for the Owner's review and records. written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a final Certificate for Payment based upon a final inspection indicating the Work complies with the requirements of the Contract Documents. Upon issuance of the final Proiect Certificate for Payment. the Architect shall provide the Owner with a set of reproducible as-built Drawings in hard copy and on computer disk showing all significant changes to the Drawings during the Construction Phase.

2.6.6.2 The Architect's inspection shall be conducted with the Owner's Designated Representative to check conformance of the Work with the requirements of the Contract Documents and to verify the accuracy and completeness of the list submitted by the Contractor of Work to be completed or corrected.

2.6.6.3 When the Work is found to be substantially complete. the Architect shall inform the Owner about the balance of the Contract Sum remaininQ to be paid the Contractor, including any amounts needed to pay for final completion or correction of the Work.

2.6.6.4 The Architect shall receive from the Contractor and forward to the
Owner: (1) consent of suretv or sureties, if any, to reduction in or partial release of retainage or the making of final payment and (2) affidavits, receipts, releases and waivers of liens or bonds indemnifying the Owner against liens.

ARTICLE 2.7 FACILITY OPERATION SERVICES

2.7.1 The Architect shall meet with the Owner or the Owner's Designated Representative promptly after Substantial Completion to review the need for facility operation services.

2.7.2 Upon request of the Owner, and prior to the expiration of one year from the date of Substantial Completion, the Architect shall conduct a meeting with the Owner and the Owner's Designated Representative to review the facility operations and performance and to make appropriate recommendations to the Owner.

ARTICLE 2.8 SCHEDULE OF SERVICES

2.8.1 Desian and Contract Administration Services beyond the following limits shall be provided by the Architect as a Change in Services in accordance with Paragraph 1.3.3:

     . 1 up to two (2) reviews of each Shop Drawing, Product Data item, sample and similar submittal of the Contractor.

     .2 up to the amount of visits to the site by the Architect over the duration of the Project, as more particularly set forth in Exhibit F attached hereto.

2.8.2 The following Design and Contract Administration Services shall be provided by the Architect as a Change in Services in accordance with Paragraph 1.3.3:

     .1 review of a Contractor's submittal out of sequence from the submittal schedule agreed to by the Architect:

     .2 responses to the Contractor's requests for information where such information is available to the Contractor from a careful study and comparison of the Contract Documents, field conditions, other Owner-provided information. Contractor-prepared coordination drawings. or prior Project correspondence or documentation:

     .3 Change Orders and Construction Change Directives requiring evaluation of proposals, including the preparation or revision of Instruments of Service:

     .4 providing consultation concerning, replacement of Work resulting from fire or other cause during construction:

     .5 evaluation of an extensive number of claims submitted by the Owner's consultants, the Contractor or others in connection with the Work:

     .6 evaluation of substitutions proposed bv the Owner's consultants or contractors and making subsequent revisions to Instruments of Service resultine therefrom.

     .7 preparation of design and documentation for alternate bid or proposal requests proposed by the Owner, or

     .8 Contract Administration Services provided 60 days after the date of Substantial Completion of the Work.

2.8.3 The Architect shall furnish or provide the following services only if specifically designated:

Services                                   Responsibility              Location of Service Description.
                                 (Architect, 0wner or Not Provided)

 .1 Programming                              Owner

 .2 Architectural Design-Casino              Architect

 .3 Architectural Design

   Garage Building and Facade               Architect

 .4 Land Survey Services                     Owner

 .5 Geotechnical Services                    Owner

 .6 Space Schematics/Flow Diagrams           Architect

 .7 Economic Feasibility Survey              Owner

 .8 Site Analysis and Selection              Owner

 .9 Environmental Studies and Reports        Owner

 .10 Owner Supplied Data Coordination        Architect

 .11 Schedule Development and Monitoring     Owner

 .12 Civil Desipn                            Owner

 .13 Landscape Design                        Owner

 .14 Interior Desien                         Architect



 .15 Value Analysis                          Owner

 .16 Detailed Cost Estimating                Owner

 .17 Full Term On-Site Project

     Representation (per Exhibit F)         Architect

 .18 Construction Management                 Owner

 .19 Start-up Assistance                     0wner

 .20 Record Drawings                         Architect

 .21 Post-Contract Evaluation                Owner

 .22 Lighting Design-Casino                  Architect

 .23 Ligthinge Design-Garage Building        Owner

 .24 Graphic Design                          Architect

 .25 Kitchen Design and Consultant           Architect

 .26 Structural Engineering-Casino           Architect

 .27 Structural Engineering-Garage Building

    (except pre-cast concrete)              Architect

 .28 Structural Engineering-Garage Building

    (pre-cast concrete)                     Owner

 .29 Mechanical Engineering                  Owner

 .30 Electrical Engineering                  Owner

 .31 Audio Visual Design                     Owner

 .32 Security                                Owner

Description of Services.
(Insert descriptions of the services designated)

The above Services shall conform to the Responsibiliry Matrix for the Project developed in connection with the construction agreement, a copy of which is attached hereto as Exhibit G.

ARTICLE 2.9 MODIFICATIONS

2.9.1 Modifications to this Standard Form of Architect's Services: Design and Contract Administration, if any, are as follows: as set forth in this Agreement, as of the date of execution.

ARTICLE 3 ADDITIONAL SERVICES

ARTICLE 3.1 GENERAL

3.1.1 The services described in this Article 3 are not included in the Architect's services unless so identified in Article 2, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for the Architect's Services. The services described under Articles 3.2 and 3.4 shall only be provided if authorized or confirmed in writing by the Owner. The Contingent Additional Services described in Article 3.3 shall be provided as described in Subparagraph 1.3.3. 1.

ARTICLE 3.2 PROJECT REPRESENTATION BEYOND BASIC SERVICES

3.2.1 If more extensive representation at the site than is described in Subparagraph 2.6.2. 1. and Subparagraph 3.4.9 is required, the Architect shall provide one or more Project Representatives to assist in carrying out such additional on-site responsibilities.

3.2.2 Project Representatives shall be selected, employed and directed by the Architect, and the Architect shall be compensated therefor as agreed by the Owner and Architect.

3.2.3 Through the observations by such Project Representatives, the Architect shall endeavor to provide further protection for the Owner against defects and deficiencies in the Work, but the furnishing of such project representation shall not modify the rights, responsibilities or obligations of the Architect as described elsewhere in this Agreement.

ARTICLE 3.3 CONTINGENT ADDITIONAL SERVICES

3.3.1 Except as otherwise provided in this Agreement as being part of Basic Services, making revisions in Drawings, Specifications, or other documents subsequent to the Desien Development Phase when such revisions are:

     .1 required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents: or

     .2 due to changes required as a result of (a) the Owner's failure to render decisions as identified by the Architect in the Schedule attached to this Azreement in a reasonably timely manner, (b) failure of performance on the part of the Owner or the Owner's consultants or contractors to perform their obligations to the extent that such obligations impact upon the Architect's performance, or (c) changes in information contained in Article 1. 1.

3.3.2 Providing services required because of material changes in the Scope of the Project subsequent to the Design Development Phase including, but not limited to, material changes in size, quality, or complexity of the Project, except for services required under Article 2.

3.3.3 Except as otherwise provided in this Agreement as part of the Architect's services, preparing Drawings, Specifications, and other documentation and supporting data, and providing other services in connection with Change Orders and Construction Change Directives which address material changes in the scope of the Project, except when such changes result from incompleteness. inconsistency or inaccuracies in the work of the Architect.

3.3.4 Providing services in connection with evaluating substitutions proposed by Contractors and making subsequent revisions to Drawings, Specifications and other documentation resulting therefrom which address material changes in the scope of the Project.

3.3.5 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.6 Except as otherwise provided in this Agreement as part of the Architect's services, providing services made necessary by the termination or default of a Contractor, by major defects or deficiencies, in the Work of a Contractor, or by failure of performance of either the Owner or a Contractor under a Contract for Construction.

3-3.7 Providing services in evaluating an unreasonable number of claims submitted by a Contractor or others in connection with the Work when such claims are solely the result of some action or inaction on the part of the Owner.

3.3.8 Providing services in connection with a legal proceeding except where the Architect is party thereto.

3.3.9 Providing services in connection with changes in the instructions or approvals given by the Owner that necessitate revisions in Instruments of Service.

ARTICLE 3.4 OPTIONAL ADDITIONAL SERVICES

3.4.1 Providing special surveys, and environmental studies required for approvals of governmental authorities or others having jurisdiction over the Project.

3.4.2 Providing services relative to future facilities, systems and equipment.

3.4.3 Providing services to investigate existimi conditions or facilities or to make measured drawing thereof except where such investigation is necessary for Architect to provide the Architect's services.

3.4.4 Providing services to verify the accuracy of drawings or other information furnished by the Owner.

3.4.5 Providing estimates of Construction Cost.

3.4.6 Providing detailed quantity surveys or inventories of material and equipment.

3.4.7 Providing services for planning tenant or rental spaces.

3.4.8 Making of materials or equipment, or valuations and detailed appraisals of existing facilities.

3.4.9 Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation, except that providing an appropriate, trained representative to attend operational and training sessions for the facility, including without limitation mechanical and electrical systems, as required by the Owner shall be considered part of the Architect's services.

3.4.10 Providing services after completion of the Construction Phase, except as set forth in this Agreement.

3.4.11 Providing services of consultants for other than the design and engineering portions of the Project provided as a part of the Architect's services.

3.4.12 Notwithstanding anything to the contrary expressed elsewhere in Article 3, no architectural or other services made necessarv bv the sole negligence of the Architect to perform its duties, responsibilities or obligations under this Agreement, shall be compensated as an Additional Service under this Agreement.

ARTICLE 4 Intentionally Omitted.

ARTICLE 5 ARCHITECT'S INDEMNIFICATION; INSURANCE

5.1 The Architect hereby agrees to indemnify, defend and hold harmless the Owner, the Owner's lender, and any subsidiary, parent or affiliated corporation of the Owner, and their respective directors, officers, agents, employees and designees (collectively, the "Indemnitees"), from and against losses, claims, liabilities, injuries, damages and expenses, including reasonable attorneys' fees and court costs, arising out of, or occurring in connection with, (i) any breach, default, violation or nonperformance by the Architect of any term, covenant, condition, duty or obligation provided in this Agreement, and/or (ii) any error, omission or act whether negligent or willful by the Architect, or its employees, agents, affiliates or other representatives. This indemnification, defense and hold harmless obligation shall survive the termination or expiration of this Agreement, whether by lapse of time or otherwise.

5.2 The Architect shall procure, at its sole cost and expense, the insurance coverages set forth below, and shall maintain such coverages in full force and effect as specified in this Paragraph 5.2. The Architect shall include the Owner as additional insureds to the insurance policies described below (excluding the Professional Liability and Worker's Compensation Policies). The insurance coverage afforded under the policies described herein shall be primary and non-contributing with respect to any insurance carried independently by the Indemnitees. All such insurance policies shall indicate that as respects the insureds (whether named or otherwise), cross-liability and severability of interests shall exist for all coverages provided thereunder. All policies of insurance required under this Paragraph 5.2 shall be written on an "occurrence" basis, except the Professional Liability Insurance, which shall be written on a "claims made" basis. The insurance specified below shall be placed with insurance companies reasonably acceptable to Owner, and shall incorporate a provision requiring the giving of notice to Owner at least thirty (30) days prior to the cancellation. non-renewal, or material modification of any such policies. The Architect shall promptly furnish the Owner with certificates of insurance evidencing the coverages hereunder. and shall not commence any services under this Agreement until such insurance is obtained.

     i) Professional Liability Insurance. A Professional Liability Insurance Policy in form and substance reasonably acceptable to the Owner. The Professional Liability Insurance Policy must be written with a limit of liability of not less than $1,000,000.00 for each claim, and not less than $2,000,000.00 in the aggregate on an annual basis, for errors, omissions or negligent acts arising out of the performance of (or the failure to perform) professional services hereunder as an architect or engineer. Such policy shall have a maximum of $500,000.00 deductible. Such insurance shall include contractual liability coverage in support of the Architect's indemnification agreements in favor of the Indemnitees, and all coverages provided in said policy shall be retroactive to the earlier of the date of this Agreement or the commencement of the Architect's services in relation to this Project. The Professional Liability Insurance Policv must be maintained for a period of not less than three (3) years following the date of final payment to the Architect for all services provided under this Agreement.

     (ii) Commercial General Liabilitv Insurance. A broad form Commercial General Liability Insurance Policy in form and substance reasonably acceptable to the Owner and including, without limitation, a waiver of subrogation, endorsement in favor of the Indemnitees, and appropriate endorsements adding the following coverages: Premises and Operations Liability; Explosion, Collapse and Underground Damage Liability; Personal Injury Liability (with employee and contractual exclusions deleted): Broad Form Property Damage Liability: Broad Form Contractual Liability supporting the Architect's indemnification aareements in favor of the Indemnitees: Completed Operations and Products Liability for a period of not less than three (3) years following the Owner's acceptance of the Project. and Independent Contractor's Protective Liability. The Commercial General Liability Insurance Policy must be written with a combined single limit of liability of not less than $1,000,000.00 for each occurrence of bodily injury and/or properry damage and an annual aggregate of liabilitv of not less than $2,000,000.00 for bodily injury and/or property damage, and an annual aggregate of liability of not less than $2,000,000.00 for Completed Operations and Products Liability.

     (iii) Comprehensive Automobile Liability Insurance. In the event that the Architect has any company owned vehicles or hired or rented vehicles, a Comprehensive Automobile Insurance Policy in form and substance reasonably acceptable to the Owner and including, without limitation, a waiver of subrogation endorsement in favor of the Indemnitees. The Comprehensive Automobile Liabilitv Insurance Policy must provide coverage for all owner, hired, rented and non-owned automobiles. and must be written with a combined sinele limit of liability of not less than $1,000,000.00 for each occurrence of bodily injury and/or property damage.

     (iv) Workers Compensation Insurance. A Worker's Compensation Insurance Policy in form and substance reasonably acceptable to the Owner and in an amount not less than the statutory limits (as may be amended from time to time), including Employer's Liability Insurance with limits of liability of not less than (i) $500,000 for bodily injury by accident (ii) $500,000 for bodily injury bv disease, each employee, and (iii)$500,000 aggregate liability for disease.

If Architect fails to furnish and maintain insurance as required by this Paragraph 5.2. Owner may purchase such insurance on behalf of Architect, and Architect shall pay the cost thereof to Owner upon demand therefor. Except as otherwise expressly provided herein, all insurance policies required by the ternis of this Paragraph 5.2 shall be kept in full force and effect until the date of final payment to Architect for the services designated hereunder.

5.3 Notwithstanding anything to the contrary contained in this Agreement, the Owner's review and approval of any and all documents or other matters required herein shall be for the purpose of providing Architect with information as to Owner's objectives and goals with respect to the Project and not for the purpose of determining accuracy and completeness of such documents and shall in no way create any liability on the part of Owner for errors, inconsistencies or omissions in any approved documents nor shall any such review and approval alter Architect's responsibilities hereunder or with respect to such documents.

ARTICLE 6 MULTIPLE CONSTRUCTION AGREEMENTS

6.1 The Architect acknowledges and agrees that the Owner will enter into two (2) contracts for construction, the first with the excavation contractor and the second with the General contractor. The Architect further acknowledges and agrees that the services covered by this Agreement pertain to both contracts for construction and that the Architect's responsibility to provide the Architect's Services for the Construction Phase under this Agreement commences with the award of either Contract for construction (whichever is awarded limt), continues for the duration of both Contracts for construction, and terminates no earlier than 60 days after the date of Final Completion of the Work under the Contract for construction completed later in time. Any reference in this Agreement to the "Contract for construction," the General Conditions of the Contract for construction," "Contract Documents," or the "Contractor" shall include either the general contractor or the excavation contractor or both, as the context requires.

ARTICLE 7 SETTLEMENT AGREEMENT

7.1 This Agreement is being entered into concurrently with that certain Settlement Aereement of even date herewith betwee the parties hereto, to which reference is hereby made. The parties acknowledge and agree that the effectiveness and validity of this Agreement is conditioned upon the effectiveness and validity of the Settlement Agreement.

By its execution, this Standard Form of Architect's Services: Design and Contract Administration and modifications hereto are incorporated into the Standard Form of Agreement Between the Owner and Architect. AIA Document B 141-1997. that was entered into bv the parties as of the date:

This Ageement entered into as of the day and year first written above.

OWNER

WINDSOR WOODMONT, LLC.
A Colorado limited liability company

By:  /s/  Daniel P. Robinowitz
   ---------------------------------
          Daniel P. Robinowitz, Manager


ARCHITECT

PAUL STEELMAN, LTD.
A Nevada professional corporation

By:  /s/  Paul C. Steelman
   ---------------------------------
          Paul C. Steelman, President